Exhibit 3.1

State of Wisconsin	FILING FEE $40.00
DEPARTMENT OF FINANCIAL INSTITUTIONS	Please check box to request	☑ + $25.00

Divi sion of Corporate & Consumer Services	Optional Expedited Service

FORM 4	ARTICLES OF AMENDMENT
STOCK, FOR-PROFIT CORPORATION

Sec. 180.1006 Wis. Stats.

A.    The present corporate name (prior to any change effected by this amendment) is:

STRATTEC SECURITY CORPORATION

(Enter Corporate Name)

Text of Amendment (Refer to the existing articles of incorporation and the instructions on the reverse of this form.  Determine those items to be changed and set forth the number identifying the paragraph in the articles of incorporation being changed and how the amended paragraph is to read. Attach pages if needed)

RESOLVED, THAT the articles of incorporation be amended as follows:

A new Subsection (e) shall be added to the end of Article V of the Corporation's Amended and Restated Articles of Incorporation that reads as follows:

(e) Each director shall be elected by a majority of the votes cast by the shares entitled to vote in the election of directors at a meeting at which a quorum is present except in a contested election of directors, in which case such directors will be elected by a plurality of the votes cast by the shares entitled to vote at a meeting.

B.    Amendment(s) adopted on October 8, 2019

(Indicate the method of adoption by checking (X) the appropriate choice below.)

☐In accordance with sec. 180.1002, Wis. Stats. (By the Board of Directors)

OR

☑In accordance with sec. 180.1003, Wis. Stats. (By the Board of Directors and Shareholders)

OR

☐In accordance with sec. 180.1005, Wis. Stats. (By Incorporators or Board of Directors, before issuance of shares)

C. Executed on	October 9, 2019	/s/ Patrick Hansen
	(Date)	(Signature)

Title:  ☐ President   ☐  Secretary

or other officer title	Senior Vice President, CFO,	Patrick Hansen
	Treasurer and Secretary	(Printed name)

This document was drafted by	Eric P. Hagemeier, Esq.
(Name the individual who drafted the document)

DFI/CORP/4(02/18) Use of this form is voluntary.	Office Use Only	1

ARTICLES OF AMENDMENT – STOCK, FOR-PROFIT, CORPORATION

_____________________________________________________

Brenda Lindsay, Paralegal

Reinhart Boerner Van Deuren s.c.

blindsay@reinhartlaw.com

_____________________________________________________

▲ Please provide an email or postal mailing address for the filed copy of the document.

Your phone number during the day:  __262-951-4609______________________________

INSTRUCTIONS (Ref. sec. 180.1006 Wis. Stats. for document content)

Please use BLACK ink.  Submit one original to State of WI-Dept. of Financial Institutions, Box 93348, Milwaukee WI, 53293-0348, together with a FILING FEE of $40.00 payable to the department.  Filing fee is non-refundable.  (If sent by Express or Priority U.S. mail, please visit www.wdfi.org/contact_us/ for current physical address).  The original must include an original manual signature, per sec. 180.0120(3)(c), Wis. Stats.  NOTICE:  This form may be used to accomplish a filing required or permitted by statute to be made with the department.  Information requested may be used for secondary purposes.  If you have any questions, please contact the Division of Corporate & Consumer Services at 608-261-7577.  Hearing-impaired may call 771 for TTY.

A.

State the name of the corporation (before any change effected by this amendment) and the text of the amendment(s).  The text should recite the resolution adopted (e.g., “Resolved, that Article 1 of the articles of incorporation be amended to read: (enter the amended language).  If an amendment provides for an exchange, reclassification or cancellation of issued shares, state the provisions for implementing the amendment if not contained in the amendment itself. If attaching pages, be certain to label them with the Article number.

B.

Enter the date of adoption of the amendment(s).  If there is more than one amendment, identify the date of adoption of each.  Mark (X) one of the three choices to indicate the method of adoption of the amendment(s).

By Board of Directors – Refer to sec. 180.1002 for specific information on the character of amendments that may be adopted by the Board of Directors without shareholder action.

By Board of Directors and Shareholders – Amendments proposed by the Board of Directors and adopted by shareholder approval.  Voting requirements differ with circumstances and provisions in the articles of incorporation.  See sec. 180.1003, Wis. Stats., for specific information.

By Incorporators or Board of Directors – Before issuance of shares – See sec. 180.1005, Wis. Stats., for conditions attached to the adoption of an amendment approved by a vote or consent of less than 2/3rds of the shares subscribed for.

C.

Enter the date of execution and the name and title of the person signing the document.  The document must be signed by one of the following:  An officer of the corporation (or incorporator if directors have not been elected), or a courtappointed receiver, trustee or fiduciary.  A director is not empowered to sign.

If the document is executed in Wisconsin, sec. 182.01(3) provides that it shall not be filed unless the name of the person (individual) who drafted it is printed, typewritten or stamped thereon in a legible manner. If the document is not executed in Wisconsin, enter that remark.

DFI/CORP/4(02/18) Use of this form is voluntary.	2